STILLWATER HYDRO PARTNERS L.P.

                              FINANCIAL STATEMENTS

                     Years Ended December 31, 2003 and 2002














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TABLE OF CONTENTS



                                                            Page No.

INDEPENDENT AUDITORS' REPORT                                   1

FINANCIAL STATEMENTS

       Balance Sheets                                          2

       Statements of Income and Partners' Capital              3

       Statements of Cash Flows                                4

       Notes to Financial Statements                         5 - 8












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                          INDEPENDENT AUDITORS' REPORT



To the Partners of
Stillwater Hydro Partners L.P.


We have audited the accompanying balance sheets of Stillwater Hydro Partners L.P. as of December 31, 2003 and 2002 and the related statements of income and partners' capital, and cash flows for the years then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

Except as discussed in the following paragraph, we conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Because of the inadequacy of accounting records for periods prior to March 1991, we were unable to form an opinion regarding the amounts at which certain pre-development costs are recorded in the accompanying balance sheets totaling $567,185 and $593,659 at December 31, 2003 and 2002, respectively.

In our opinion, except for the effects of such adjustments, if any, as might have been determined to be necessary had the accounting records been adequate for us to satisfy ourselves about the pre-development costs recorded in the balance sheets, the financial statements referred to in the first paragraph present fairly, in all material respects, the financial position of Stillwater Hydro Partners L.P. as of December 31, 2003 and 2002 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.


/s/ Fagliarone Group CPAs, PC

Syracuse, NY
January 23, 2004


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STILLWATER HYDRO PARTNERS L.P.
BALANCE SHEETS
December 31, 2003 and 2002


                                                          2003            2002
                                                       -----------     ---------

ASSETS

   Cash ..........................................     $   51,260     $    5,286

   Account receivable from Niagara Mohawk ........        101,785        126,172

   Prepaid expenses ..............................        116,969         93,922
   Deferred financing costs, net of
     accumulated amortization of $802,070
     in 2003 and $726,016 in 2002 ................        314,081        390,135
   Hydro facility, net of accumulated
     depreciation of $3,051,315 in 2003
     and $2,765,276 in 2002 ......................      7,873,309      8,159,348
                                                       ----------     ----------

       TOTAL ASSETS ..............................     $8,457,404     $8,774,863
                                                       ==========     ==========



LIABILITIES AND PARTNERS' CAPITAL

   Accounts payable and accrued expenses .........     $  187,793     $  167,111
   Accrued interest ..............................      1,397,953      1,239,245
   Bonds payable .................................      4,554,898      5,021,698
   Due to partners ...............................        353,047        376,047
   Due to withdrawing partner ....................      1,000,000      1,000,000
                                                       ----------     ----------

       TOTAL LIABILITIES .........................      7,493,691      7,804,101

                                                       ----------     ----------
COMMITMENTS AND CONTINGENCIES

PARTNERS' CAPITAL ................................        963,713        970,762
                                                       ----------     ----------

       TOTAL LIABILITIES AND PARTNERS'
         CAPITAL .................................     $8,457,404     $8,774,863
                                                       ==========     ==========


See accompanying notes to financial statements.

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STILLWATER HYDRO PARTNERS L.P.
STATEMENTS OF INCOME AND PARTNERS' CAPITAL
December 31, 2003 and 2002


                                                      2003              2002
                                                   -----------      -----------

POWER SALE REVENUE ...........................     $ 1,310,630      $ 1,384,041
                                                   -----------      -----------

OPERATING EXPENSES
   Depreciation and amortization .............         362,093          362,093
   Administration and operations .............          87,367           81,409
   Insurance .................................          73,436           60,385
   Repairs and maintenance ...................          15,130           48,585
   PILOT and real estate taxes ...............          86,415           81,647
   Professional fees .........................          19,767           19,230
   Easement and land payments ................          29,733           31,087
   Miscellaneous fees ........................          19,591           21,789
   Utilities .................................           3,200            3,719
                                                   -----------      -----------

       TOTAL OPERATING EXPENSES ..............         696,732          709,944
                                                   -----------      -----------

       OPERATING INCOME ......................         613,898          674,097
                                                   -----------      -----------

OTHER INCOME (EXPENSE)
   Interest income ...........................              83              502
   Interest expense ..........................        (621,030)        (682,145)
                                                   -----------      -----------

       TOTAL OTHER INCOME (EXPENSE) ..........        (620,947)        (681,643)
                                                   -----------      -----------

       NET LOSS ..............................          (7,049)          (7,546)

PARTNERS' CAPITAL, BEGINNING OF YEAR .........         970,762          978,308
                                                   -----------      -----------

       PARTNERS' CAPITAL, END OF YEAR ........     $   963,713      $   970,762
                                                   ===========      ===========


See accompanying notes to financial statements.

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STILLWATER HYDRO PARTNERS L.P.
STATEMENTS OF CASH FLOWS
December 31, 2003 and 2002


                                                           2003          2002
                                                        ----------    ---------

CASH FLOWS FROM OPERATING ACTIVITIES
   Net loss ........................................    $  (7,049)    $  (7,546)
   Adjustments to reconcile net loss to net
     cash provided by operating activities:
     Depreciation and amortization .................      362,093       362,093
     Changes in operating assets and
       liabilities
        (Increase) decrease in:
         Account receivable                                24,387        (5,349)
         Prepaid expenses ..........................      (23,047)      (14,945)
         Increase (decrease) in:
         Accounts payable and accrued expenses             20,682       (26,591)
         Accrued interest ..........................      158,708       163,444
                                                        ---------     ---------

       NET CASH PROVIDED BY OPERATING
          ACTIVITIES ...............................      535,774       471,106

CASH FLOWS FROM FINANCING ACTIVITIES
   Payments of bonds payable .......................     (466,800)     (477,080)
   (Decrease) increase in due to partners ..........      (23,000)        9,000
                                                        ---------     ---------

       NET CASH USED BY FINANCING ACTIVITIES .......     (489,800)     (468,080)
                                                        ---------     ---------

       NET INCREASE IN CASH                                45,974         3,026

CASH AT BEGINNING OF YEAR                                   5,286         2,260
                                                        ---------     ---------

       CASH AT END OF YEAR .........................    $  51,260     $   5,286
                                                        =========     =========

SUPPLEMENTAL DISCLOSURE OF CASH FLOWS
   INFORMATION

     Cash paid during the year for interest ........    $ 462,322     $ 518,701
                                                        =========     =========



See accompanying notes to financial statements.

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STILLWATER HYDRO PARTNERS L.P.
NOTES TO FINANCIAL STATEMENTS
December 31, 2003 and 2002


NOTE A - DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business

Stillwater Hydro Partners, L.P. (the Partnership) was formed for the purpose of acquiring, developing, constructing, owning, financing, managing, operating and maintaining a hydroelectric project (the Project) located in Stillwater, New York. The Partnership was formed on March 2, 1989 and the project began commercial operations on April 26, 1993. The Partnership has an agreement (The Power Sale Agreement) to sell the power produced by the Project to Niagara Mohawk Power Corporation ("Niagara") for a fixed rate for a term of 38 years.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Deferred Financing Costs

Deferred financing costs consist of legal and other costs incurred in obtaining construction and term financing for the Partnership and are being amortized over the term of the bonds payable using the straight-line method.

Hydro Facility

The hydro facility is stated at cost and consists primarily of site acquisition, construction, engineering, and equipment costs associated with the development and construction of the Project. The cost of the hydro facility is being depreciated over the term of the power sale agreement using the straight-line method.

Income Taxes

The Partnership is not subject to income taxes since the Partnership's profits and losses are reported on the individual partners' tax returns.


NOTE B - CONCENTRATION OF CREDIT RISK

Financial instruments that potentially subject the Partnership to concentrations of credit risk consist principally of cash and cash equivalent accounts in financial institutions, which from time to time exceed the federal depository insurance coverage limit, and accounts receivable from Niagara.

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NOTE C - RESTRICTED CASH

All Partnership cash is restricted in accordance with the Partnership's financing agreements. (See Note D)


NOTE D - FINANCING AGREEMENTS

The Partnership has agreements for Project financing through CIT Group/Equipment Financing, Inc. (CIT), consisting of County of Saratoga Industrial Development Agency Industrial Revenue Bonds.

Bonds payable under the agreements are as follows at December 31, 2003 and 2002:

                                                          2003          2002
                                                       ----------   -----------

Fixed rate term bond with variable
quarterly principal payments plus
interest at 10.42% .................................   $3,648,000   $4,200,000

Floating rate term bond with variable quarterly
principal payments plus interest at prime plus 1.25%
or LIBOR plus 3.5% at the option of the Partnership
The interest rate in effect at December 31, 2003 was
LIBOR (1.12%) plus 3.5% ............................      906,898      821,698
                                                       ----------   ----------

                                                       $4,554,898   $5,021,698
                                                       ==========   ==========

Security for the bonds consists of the Partnership's assets including contracts.

In accordance with the terms of the bonds, the Partnership must meet certain requirements, including a requirement to notify CIT of an adverse change in the operations, prospects or condition of the Partnership.

During 2003 and 2002, the Partnership has operated under an oral agreement by which CIT permitted the Partnership to defer principal payments of $37,500 each quarter. The Partnership is credited with the full quarterly payment due for the fixed rate term bond, although it pays $37,500 per quarter less than required under the contractual terms of the fixed rate term bond. The floating rate term bond is increased by $37,500 per quarter to offset the credit given for the fixed rate term bond.

During 2001, with the permission of CIT, the Partnership did not make scheduled principal payments of $129,000 on the fixed rate term bond and $15,143 on the floating rate term bond. During 2002, the $129,000 was credited to the fixed rate term bond and added to the floating rate term bond as described above.

The scheduled repayment of bonds payable is as follows at December 31, 2003:

                      2004           $ 683,844
                      2005             746,864
                      2006             816,144
                      2007             891,680
                      2008           1,416,366
                                    ----------
                                    $4,554,898


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NOTE E - COMMITMENTS AND CONTINGENCIES

In the event of early termination of the Power Sale Agreement, the Partnership is required to pay Niagara an amount equal to the difference between total power previously sold at the fixed rate, as compared to total power previously sold at 90% of the long run avoided cost plus 10% annual interest. Amounts contingently due under this agreement are secured by a subordinate interest in the hydro facility and totaled $6,358,190 and $5,815,067 at December 31, 2003 and 2002, respectively.

Under the terms of a Purchase Agreement, the Partnership is obligated to pay the seller additional consideration equal to 1 1/4% of the Project's gross annual revenues as defined in the Power Sale Agreement with a minimum annual payment of $10,000. Additional consideration under this agreement totaled $16,383 and $17,301 in 2003 and 2002, respectively.

Under the terms of a Hydroelectric Easement Agreement, the Partnership is obligated to pay the grantor additional consideration equal to 1% of the Project's gross annual revenues as defined in the Power Sale Agreement. Additional consideration under this agreement totaled $13,350 and $13,787 in 2003 and 2002, respectively.

The Partnership's financing agreements (See Note D) contain provisions for the payment of contingent fees to CIT of 18.5% of project available cash flows as defined in the agreements. There were no fees incurred in 2003 or 2002.

The realization of the cost of the hydro facility and other assets is contingent upon the generation of adequate revenue by the Project. The revenue generation is affected by waterflow in the river in which the Project is located and the continuation of the Power Sale Agreement.

NOTE F - RELATED PARTY TRANSACTIONS

In 1994, Ridgewood Energy Electric Power, L.P. (Ridgewood) elected to withdraw from the Partnership and, in accordance with the Partnership agreement, was to receive $1,000,000 plus interest at 12% to be paid in annual amortizing installments of $201,303 commencing May 16, 1995 and continuing through May 16, 2002. The payments to Ridgewood are subordinate to certain other distributions that may be made as outlined in the partnership agreement and the general obligations of the Partnership. Due to cash flow restrictions, the Partnership was unable to make the scheduled principal and interest payments in 2003 and 2002. Any future payments under this agreement are dependent upon the Partnership's ability to generate sufficient cash flows.

Interest to Ridgewood in connection with its withdrawal totaled $120,000 in 2003 and 2002. Accrued interest payable to Ridgewood is $1,155,615 and $1,035,615 at December 31, 2003 and 2002, respectively.



                                       -7-

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NOTE F - (Continued)

At December 31, 2003 and 2002 amounts due to partners represent operating advances made by NewRic - Stillwater Hydro Partners, L.P. The advances are payable on demand, subject to sufficient Project cash flows, and bear interest at the greater of 12% or prime plus 3% (12% at December 31, 2003). Accrued interest on these advances totaled $242,338 and $203,630 at December 31, 2003 and 2002, respectively.

The Partnership has entered into contracts with an affiliate of one of the general partners for the operation and maintenance of the hydro facility. Amounts and balances due in connection with these agreements consisted of the following as of and for the years ended December 31, 2003 and 2002:

                                                      2003             2002
                                                    --------        --------

Purchase of operations and
   maintenance services .....................        $27,400         $26,604

Accounts payable and accrued
   expenses .................................        $57,035         $38,498















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